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                                                                    EXHIBIT 11.1

                                  ARQULE, INC.
       STATEMENT RE COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                     1995              1996
                                                                  -----------       -----------
Net Loss......................................................    $(2,252,000)      $(2,993,000)
                                                                  ===========       ===========
Weighted average shares outstanding:
     Common Stock.............................................        599,000         2,430,000
     Assumed conversion of preferred stock....................      5,548,000         4,922,000
     Shares issuable pursuant to SAB 83 using the treasury
       stock method...........................................        706,000           353,000
                                                                  -----------       -----------
Total Shares..................................................      6,853,000         7,705,000
                                                                  ===========       ===========
Unaudited pro forma net loss per share........................    $     (0.33)      $     (0.39)
                                                                  ===========       ===========